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                     THE PENN MUTUAL LIFE INSURANCE COMPANY

                         Executive Committee Resolutions

                                 April 25, 1995

          Investments Held in Penn Mutual Variable Annuity Account III

                                       for

                      Individual Variable Annuity Contracts


         WHEREAS, the Company's individual variable annuity contracts (the "Contracts") currently provide for investments in shares of Penn Series Funds, Inc., TCI Portfolios, Inc. and Neuberger & Berman Advisers Management Trust and provide that such investments shall be segregated in Penn Mutual Variable Annuity Account III, a separate account established pursuant to Section 406.2 of the Insurance Company Act of 1921, as amended (the "Separate Account");

         WHEREAS, the Company proposes to offer investments in shares of Fidelity Investments' Variable Insurance Products Fund and Variable Insurance Product Fund II as additional investment choices under the Contracts and proposes to segregate such investments in the Separate Account;

         WHEREAS, it is in order to authorize investments in shares of portfolios of Fidelity Investments' Variable Insurance Products Fund and Variable Insurance Products Fund II through the Separate Account, it is:

         RESOLVED, that the Company is authorized to invest amounts held in the Separate Account in shares of the following funds or portfolios of the following registered investment companies, in accordance with instructions from owners of and payees under the Contracts:

         Penn Series Funds, Inc.:          Growth Equity Fund
                                           Value Equity Fund
                                           Flexibly Managed Fund
                                           Small Capitalization Fund
                                           International Equity Fund
                                           Quality Bond Fund
                                           High Yield Bond Fund
                                           Money Market Fund

         Neuberger & Berman:               Limited Maturity Bond Portfolio
         Advisers Management Trust         Balance Portfolio

         TCI Portfolios, Inc.:             TCI Growth Portfolio
         Variable Insurance:               Equity-Income Portfolio
         Product Fund                      Growth Portfolio

         Variable Insurance:               Asset Manager Portfolio
         Product Fund II